Exhibit 99.1

NEWS RELEASE

GRAY NAMES LUIS GARCIA TO ITS BOARD OF DIRECTORS

Atlanta, Georgia – June 30, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced that its Board of Directors unanimously voted to expand the Board by one seat and elected Luis A. Garcia as a Director to fill that position. Like all Directors, Mr. Garcia’s term will run through our next Annual Meeting.

Luis A. Garcia is President and Lead Strategist of San Antonio-based MarketVision, an award-winning culture-inspired marketing firm focused on understanding diverse audiences and developing culturally relevant communication to bring about behavior change.  The firm specializes in strategic planning, advertising content, promotions and experiential marketing, digital and social marketing, community outreach and public relations. Clients include numerous Fortune 500 companies and leading non-profit institutions.

Mr. Garcia founded integrated-marketing firm Garcia 360° in 1998. He joined MarketVision as President in 2008 upon the merger of those two firms. Mr. Garcia is a native of Mexico City and a graduate of The University of Texas at Austin advertising program.

Gray Chairman, President and CEO Hilton H. Howell, Jr. said, “Following the passing of our long-time Chairman Dr. Billy Mayher, the Board immediately began a process to identify an additional independent director.  That effort recently culminated with the unanimous recommendation by our Nominating and Corporate Governance Committee and with the unanimous vote by the Board to elect Luis as our newest director.  His entrepreneurial success and considerable experience in strategic marketing for large and small enterprises will bring further expertise and vision to our growing company.”

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

About Gray Television:

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States.  We currently own and/or operate television stations across 51 television markets that collectively broadcast over 180 program streams including 36 channels affiliated with the CBS Network, 27 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 14 channels affiliated with the FOX Network.  We own and/or operate the number-one or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 9.5 percent of total United States television households.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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